Exhibit 107
Calculation of Filing Fee Tables
Form
S-4
(Form Type)
GigCapital7 Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)(4)	Fee Rate	Amount of Registration Fee (5)

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001	Rule 457(a)	123,226,087	$10.54	$1,298,802,956.98	0.00013810	$179,364.69

Fees to Be Paid	Equity	Warrants to purchase Common Stock	Rule 457(a)	20,000,000	$0.8199	$16,398,000.00	0.00013810	$2,264.56

Fees to Be Paid	Equity	Common Stock, par value $0.0001, issuable upon exercise of Warrants	Rule 457(g)	20,000,000	$10.54	$210,800,000.00	0.00013810	$29,111.48

	Total Offering Amounts					$1,526,000,956.98		$210,740.73

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$210,740.73

(1)
Consists of 143,226,087 shares of Domesticated GigCapital7 Common Stock and 20,000,000 warrants exercisable for Domesticated
GigCapital7
Common Stock to be issued or issuable in connection with the Business Combination, including 23,226,087 shares of Domesticated GigCapital7 Common Stock to be issued upon the conversion of outstanding GigCapital7 Ordinary Shares pursuant to the domestication of GigCapital7 Corp. to the State of Delaware in connection with the Business Combination, 20,000,000 warrants for Domesticated GigCapital7 Common Stock to be issued upon the conversion of outstanding warrants for GigCapital7 Ordinary Shares pursuant to the domestication of GigCapital7 Corp. to the State of Delaware in connection with the Business Combination,
20,000,000
shares of Domesticated GigCapital7 Common Stock issuable upon the exercise of the aforementioned GigCapital7 warrants, 90,000,000 shares of Domesticated GigCapital7 Common Stock to be issued to holders of Hadron Energy Common Stock in the Business Combination and 10,000,000 shares of Domesticated GigCapital7 Common Stock issuable upon the exercise of options for Hadron Energy Common Stock that are being exchanged in the Business Combination.

(2)
Pursuant to Rule 416(a) promulgated
under
the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends and/or similar transactions.

(3)
Pursuant to Rule 457(c) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is estimated to be an amount equal to $
1,526,000,956.98
, calculated as the product of (i) the sum of 123,226,087 shares of Domesticated GigCapital7 Common Stock and 20,000,000 shares of Domesticated GigCapital7 Common Stock issuable upon exercise of warrants, which together are the estimated number of shares of Domesticated GigCapital7 Common Stock to be issued or issuable as part of the Business Combination and (ii) $10.54, the average of the high and low trading prices of Common Stock on November 10, 2025 (within five business days prior to the date of this registration statement).

(4)
Pursuant to Rule 457(c) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is estimated to be an amount equal to $
16,398,000
, calculated as the product of (i) the 20,000,000 Domesticated GigCapital7 warrants issued as part of the Business Combination and (ii) $0.8199, the average of the high and low trading prices of the warrants on November 10, 2025 (within five business days prior to the date of this registration statement).

(5)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by the Fee Rate.